Exhibit 10.10(a)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of [ ⚫ ], 2023, is between AEON Biopharma, Inc., a Delaware corporation (the “Company”), and Marc Forth, an individual (“Employee”), effective as of the date of the consummation of the transactions contemplated by that certain Business Combination Agreement, dated as of December 12, 2022, by and between Priveterra Acquisition Corp., Priveterra Merger Sub, Inc. and the Company (the “Amended Effective Date”).

WHEREAS, the Employee and the Company previously entered into that certain Employment Agreement, by and between the Company and Employee, dated May 7, 2019 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Employee as the Chief Executive Officer of the Company, and to enter into an agreement embodying the terms of such employment;

WHEREAS, as of the Amended Effective Date, the Original Agreement shall terminate and be superseded by this Agreement; and

WHEREAS, the Employee desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	POSITION AND RESPONSIBILITIES

a.Position. Employee shall be employed by the Company to render services to the Company in the position of Chief Executive Officer of the Company. Employee shall report directly to the Company’s Board of Directors (the “Board”). Employee shall use his good faith efforts to perform such duties and responsibilities and shall have such authorities as are normally related to such positions in accordance with the standards of the industry and any additional duties of an executive nature that the Board now or hereafter assigns to Employee consistent with his position as the Company’s principal executive officer. Employee shall also serve as a member of the Board for no additional compensation, subject to election in accordance with the Company’s applicable governing documents. The principal place of Employee’s employment under this Agreement shall be at the Company’s current offices in Orange County, California or, to the extent permitted by the Company, from the Employee’s home or other remote location, except for travel to other locations as necessary to fulfill the Employee’s duties and responsibilities to the Company.

b.Other Activities. During his employment with the Company, Employee shall (i) devote substantially all of Employee’s business time and energy to the performance of Employee’s duties for the Company and (ii) hold no other employment. Notwithstanding anything to the contrary contained herein, Employee may (A) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (B) deliver lectures and fulfill speaking engagements; (C) engage in charitable and community activities; and (D) invest his personal assets in such form or manner that will not violate this Agreement or Company policies applicable to Employee or that involves an actual or potential conflict of interest with the Company; provided, however, that the activities described in clauses (A), (B), (C) or (D) do not materially affect or interfere with the performance of Employee’s duties and obligations to the Company.

2.	COMPENSATION AND BENEFITS

a.Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of $550,000 per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice in installments not less frequently than monthly. Employee’s Base Salary shall be reviewed from time to time (not less frequently than annually) in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased, but not decreased, in the sole discretion of the Board.

b.Annual Bonus. Employee shall be eligible to participate in the Company’s annual discretionary incentive plan, under which Employee shall be eligible to receive an annual incentive bonus, as determined by the Board in its reasonable discretion (the “Annual Bonus”), with a target bonus equal to 100% of the Base Salary in each full calendar year of employment based on 100% achievement of key performance indicators for Employee and the Company as determined by the Board in consultation with Employee. The terms of any written Annual Bonus plan developed by the Board shall govern any Annual Bonus that may be paid. Any Annual Bonus shall be paid in all events within two and one-half months after the end of the year in which such Annual Bonus becomes earned, provided that no Annual Bonus shall be considered earned or payable unless Employee has remained continuously employed through the end of the fiscal year with respect to which such Annual Bonus was earned.

c.Benefits. Employee shall be eligible to participate in the benefits made generally available by the Company to its other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

d.Vacation. Employee’s vacation and other paid time off shall be governed by the Company’s usual policies applicable to senior management employees, it being understood that such policies will provide a level of annual vacation time for Employee that is consistent with his position and data for principal executive officers of similarly situated companies.

e.Expenses. The Company shall reimburse Employee for reasonable business expenses incurred, and for any other approved expenses incurred, in the performance of Employee’s duties hereunder in accordance with the Company’s customary expense reimbursement guidelines.

f.Employment Policy. As an employee of the Company, Employee shall be subject to the Company’s policies, procedures, practices, rules and regulations as adopted or as amended from time to time in the Company’s sole discretion.

g.Indemnification. Employee shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company both during and after (while there remains any potential liability to Employee) the termination of Employee’s employment to the extent that the Company maintains such a liability insurance policy now or in the future for its active officers and directors. In addition, concurrently herewith the Company and Employee are entering into an Indemnification Agreement.

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a.At-Will Employment. Employee’s employment under this Agreement shall continue indefinitely for no specific term. Notwithstanding anything to the contrary in the forgoing, Employee’s employment hereunder is terminable at will by the Company or by Employee at any time (for any reason or for no reason).

b.Termination for Cause. The Company may terminate Employee’s employment under this Agreement for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) the commission of any act of fraud, embezzlement or willful dishonesty by Employee which materially and adversely affects the business of the Company; (ii) any unauthorized use or disclosure by

Employee of confidential information or trade secrets of the Company that constitutes a willful and material breach of the Employee’s obligations under applicable laws or the PIIA (as defined and described below); (iii) the willful refusal or willful omission by Employee to perform any lawful duties properly required of him under this Agreement, provided that any such failure or refusal has been communicated to Employee in writing (which specifies the circumstances purportedly constituting Cause) and Employee has been provided a reasonable opportunity to correct it (if reasonable correction is possible); (iv) any willful act or willful omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties to, or willful and material deviation from any lawful and reasonable policies or directives of, the Company, provided, however, that in the case of deviations from policies or directives, the Company must give Employee notice of such deviations and, if curable, an opportunity to cure or correct the deviation; (v) willful conduct on the part of Employee which constitutes the material breach of any statutory or common law duty of loyalty to the Company; or (vi) any illegal act by Employee constituting a felony which the Board determines materially and adversely affects the business of the Company. In the event of any purported termination for Cause, Employee shall be given advance notice of such termination and an opportunity to appear before the Board (with counsel) before the termination of employment occurs. For purposes of this definition, no act or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Company cannot terminate Employee for Cause based on circumstances that were known to a senior executive or director of the Company (other than Employee himself) for more than six months before the Company gave Employee notice of termination for Cause pursuant to this Agreement.

c.Termination for Disability. The Company may also terminate Employee’s employment under this Agreement due to the Disability of Employee. For purposes of this Agreement, “Disability” shall mean the Employee is disabled by any physical or mental condition that renders him unable to perform the essential functions of his position with or without reasonable accommodation as required by law for any period of 90 consecutive days or an aggregate of 120 days during any 12-month period.

d.Termination upon Death. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death.

4.	TERMINATION BY EMPLOYEE

Employee may terminate his employment under this Agreement at any time upon written notice for any reason or no reason at all, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following which is not corrected by the Company within 30 days after the Company has received written notice from Employee referring to this Section 4 and specifying the circumstances purportedly constituting Good Reason and the correction sought (such notice to be given within 90 days after the occurrence of such circumstance): (a) a material diminution in Employee’s title, duties, authorities, or responsibilities; (b) a material reduction in Employee’s Base Salary or Annual Bonus opportunity; (c) requiring Employee to relocate his principal place of business more than 30 miles outside of the Company’s Orange County, California office; (d) if Employee’s term as a director is scheduled to end for any reason during Employee’s employment by the Company and while Employee is still willing to serve on the Board, if the Company does not re-nominate Employee to continue to serve on the Board and recommend to stockholders Employee’s election to the Board (other than a break in service that is promptly remedied by the Company’s prompt re- appointment of Employee to the Board); provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause have occurred and not been cured or (ii) Employee has issued a notice of termination; or (e) a material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee. Notwithstanding the foregoing, a termination of Employee’s employment with the

Company shall not constitute a termination for Good Reason unless such termination occurs not more than six months following the initial existence of the condition claimed to constitute Good Reason.

5.	TERMINATION OBLIGATIONS

a.Termination of Employment. Employee’s right to compensation and benefits under this Agreement, if any, upon termination of employment shall be determined in accordance with this Section 5.

b.All Terminations of Employment. Upon any termination of employment, Employee shall be entitled to prompt and full payment of all earned but unpaid Base Salary, accrued but unused vacation, and any Annual Bonus that has become fully earned and payable under this Agreement for the year preceding the year in which the date of termination occurs (collectively, the “Accrued Benefits”). Except as provided in Section 5(c), Employee’s rights following a termination of employment with respect to any benefits, incentives or awards provided to Employee pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein. Employee’s rights following a termination of employment with respect to Company equity-based awards then-held by Employee shall be governed by the applicable award agreement. Company acknowledges that any rights Employee may have to indemnification for actions taken as an officer or director under the Company’s charter, other arrangements and its insurance policies shall not be forfeited or terminated with respect to any actions or omissions prior to any termination of employment.

c.Termination of Employment by Company without Cause or by Employee for Good Reason. If the Company terminates Employee’s employment under this Agreement for any reason other than Cause, or Employee terminates his employment under this Agreement for Good Reason, and Employee enters into a release as provided in Section 5(e), then in addition to the Accrued Benefits, Employee shall be entitled to the following, subject to Employee’s continued compliance with the PIIA and any restrictive covenants that may apply to Employee:

(i)a gross amount equal to 12 months’ of Employee’s then current Base Salary, payable in equal installments through the Company’s regular payroll over the 12-month period following the Employee’s date of termination;

(ii)a gross amount equal to the Annual Bonus (if any) that Employee would have earned for the calendar year in which the termination of his employment occurs based on the target level of achievement, pro-rated based on the number of full months Employee was employed in that calendar year of his employment, payable at the time the Company normally pays Annual Bonuses after the close of the fiscal year in which Employee’s employment terminates; and

(iii)subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Code (as defined below), the Company’s continued payment of the cost (to the same extent that the Company was doing so immediately before the termination date) for all group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group plans immediately before the termination date for 12 months after the termination date (the “COBRA Benefits”); provided, however, if the Company determines, in its sole discretion, that it cannot pay for the COBRA Benefits without potentially incurring financial cost or penalties under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then the Company shall, in lieu thereof, pay Employee a taxable cash amount that it would otherwise have paid for the COBRA Benefits, in monthly installments over the same time period, which payment shall be made regardless of whether Employee elects health care continuation coverage.

d.Other Terminations. Upon termination of Employee’s employment by Company for Cause or by Employee for any reason other than Good Reason, or by reason of Employee’s death or Disability, Employee shall be entitled only to the compensation and benefits provided in Section 5(b) and no severance compensation and benefits.

e.Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon a termination of employment beyond the Accrued Benefits (including any post-termination benefits or amounts under this Agreement) shall only be payable if Employee delivers to the Company and does not revoke a general release of claims in a form prescribed by the Company, provided such release does not purport to revoke any of the rights provided pursuant to this Agreement or rights to continued indemnification for actions taken as an officer or director prior to the termination of employment. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within the time period prescribed by the Company following the termination of employment (in accordance with applicable law). Any payments of severance that would otherwise be made during the period before the release becomes effective (i.e., not more than 52 days after the date of termination of employment) shall instead be made on the first regular payroll date after the date the release becomes effective.

f.Resignation and Cooperation. Upon any termination of employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company, including any such positions with its subsidiaries. Following a termination of employment, Employee shall cooperate reasonably in the orderly transfer of his duties to other employees. Employee shall also reasonably (after taking into account Employee’s post-termination responsibilities and obligations) cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company. The Company agrees to reimburse Employee, on an after-tax basis, for all reasonable expenses (including legal fees and expenses if Employee reasonably believes separate counsel (independent of the Company’s counsel) to be appropriate under the prevailing circumstances) actually incurred in connection with his provision of such testimony or assistance as may be requested by the Company or its representatives or counsel. The second sentence of this Section 5(f) does not require Employee to cooperate against his own legal interests.

g.Continuing Obligations. Employee understands and agrees that Employee’s obligations under Sections 5, 6, and 7 herein (including the exhibits and schedules described therein) shall survive a termination of employment and the termination of this Agreement.

h.No Mitigation or Offset. Employee shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under Section 5(c). In addition, the Company will not be entitled to reduce or offset the amount of any compensation or benefits payable to Employee under this Agreement by the amount of salary, bonus or other compensation of any kind, and/or benefits, earned or received by Employee from any other employment, self-employment or other activities at any time. Notwithstanding the foregoing, the Company shall be entitled to immediately cease making further health care payments required in Section 5(c) to the extent that Employee secures other employment that provides health care coverage. Employee covenants to immediately inform the Company upon securing such other employment and coverage and to return any overpayments of such benefits made by the Company.

6.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

Employee hereby acknowledges that he has previously entered into an Employee Proprietary Information and Inventions Agreement, dated [ ⚫ ], in the form attached hereto as Schedule A (the

“PIIA”), which remains in effect and the Employee is and continues to be bound by the terms and conditions of the terms set forth therein.

7.	ARBITRATION

Employee hereby acknowledges that he has previously entered into an Agreement to Arbitrate, dated [ ⚫ ], in the form attached hereto as Schedule B, which remains in effect in accordance with its terms.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Employee and by a duly authorized representative of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

a.Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. The Company agrees that it shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement without Employee’s written consent. If the Company does not require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, Employee shall have Good Reason to terminate employment in accordance with Sections 4 and 5(c) of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor which assumes and agrees to perform this Agreement by operation of law or otherwise.

b.Binding Effect. Subject to the foregoing restriction on assignment by Employee and the Company, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

10.	ATTORNEYS’ FEES

In any dispute arising from or relating to this Agreement or Employee’s hiring, employment, compensation, benefits, or termination, the prevailing party shall be entitled to recover its attorneys’ fees and costs. Each party hereto shall bear its own legal fees and costs incurred in connection with the negotiation of this Agreement and the documents referenced herein.

11.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

5 Park Plaza, Suite 1750
Irvine, CA 92614
Attention: Legal

Employee’s Notice: to Employee at his address on file in the Company’s payroll records

12.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.	CLAWBACK POLICY

Employee acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, Employee shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

14.	TAX MATTERS

a.Withholding. Any and all amounts payable under this Agreement or otherwise shall be subject to, and the Company and its affiliates may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

b.Section 409A Compliance.

(i)The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vi)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5, shall be paid to Employee during the six-month period following Employee’s “separation from service” if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period.

c.Section 280G.

(i)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

(ii)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company and acceptable to Employee (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within ten business days of the date of termination of Employee’s employment, if applicable, or such other time as reasonably requested by the Company or Employee.

15.	EXCEPTIONS

Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the National Labor Relations Board or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding and/or (c) receiving an award for information provided to any governmental agency. Pursuant to 18 USC Section 1833(b), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Employee is required to provide testimony, then unless otherwise directed or requested by a governmental agency or law enforcement, the Employee shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement or in the PIIA prevents the Employee from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful or (ii) exercising any rights Employee may have under Section 7 of the National Labor Relations Act.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

17.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

18.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party agrees that any and all of such party’s obligations under this Agreement, including any agreement contemplated hereby, shall survive a termination of employment.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and the signature pages may be transmitted by pdf or electronic means, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

20.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

21.	ENTIRE AGREEMENT

As of the Amended Effective Date, this Agreement is intended to be the final, complete and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the agreements referenced in Sections 2(g), 6 and 7 above). The Employee agrees that the Original Agreement shall be terminated and of no further force or effect from and after the Amended Effective Date. In the event that the Employee’s employment with the Company is terminated prior to the Amended Effective Date, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position or compensation shall not affect the validity or scope of this Agreement.

22.	EMPLOYEE ACKNOWLEDGEMENT

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[The rest of this page intentionally left blank; signatures appear on the following page.]

By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Agreement, effective as of the Amended Effective Date.

MARC FORTH (“Employee”)

Sign Name:

AEON BIOPHARMA, INC., a Delaware Corporation (the “Company”)

Sign name:

Print name:	[ ]
Title:	[ ]

SCHEDULE A TO EMPLOYMENT AGREEMENT

Employee Proprietary Information and Inventions Agreement

[SEE ATTACHED]

SCHEDULE B TO EMPLOYMENT AGREEMENT

Agreement to Arbitrate

[SEE ATTACHED]